Exhibit 10.7

AMENDMENT NO. 19 AND WAIVER TO

CREDIT AGREEMENT

THIS AMENDMENT NO. 19 AND WAIVER, dated as of June 10, 2009 (the “Amendment and Waiver”) to the Credit Agreement, dated as of June 30, 2004, by and among P&F INDUSTRIES, INC., a Delaware corporation (“P&F”), FLORIDA PNEUMATIC MANUFACTURING CORPORATION, a Florida corporation (“Florida Pneumatic”), EMBASSY INDUSTRIES, INC., a New York corporation (“Embassy”), GREEN MANUFACTURING, INC., a Delaware corporation (“Green”), COUNTRYWIDE HARDWARE, INC., a Delaware corporation (“Countrywide”), NATIONWIDE INDUSTRIES, INC., a Florida corporation (“Nationwide”), WOODMARK INTERNATIONAL, L.P., a Delaware limited partnership (“Woodmark”), PACIFIC STAIR PRODUCTS, INC., a Delaware corporation (“Pacific”), WILP HOLDINGS, INC., a Delaware corporation (“WILP”), CONTINENTAL TOOL GROUP, INC., a Delaware corporation (“Continental”) and HY-TECH MACHINE, INC., a Delaware corporation (“Hy-Tech”; and collectively with P&F, Florida Pneumatic, Embassy, Green, Countrywide, Nationwide, Woodmark, Pacific, WILP and Continental, the “Co-Borrowers”), CITIBANK, N.A. and HSBC BANK USA, NATIONAL ASSOCIATION (formerly known as HSBC Bank USA) (collectively, the “Lenders”) and CITIBANK, N.A., as Administrative Agent for the Lenders (as same has been and may be further amended, restated, supplemented or otherwise modified, from time to time, the “Credit Agreement”).

RECITALS

The Co-Borrowers have requested, and the Administrative Agent and the Lenders have agreed, subject to the terms and conditions of this Amendment, to amend and waive certain provisions of the Credit Agreement as set forth herein.

Accordingly, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I.

Amendments to Credit Agreement.

Section 1.01.                           The following definitions in Section 1.01 of the Credit Agreement are each hereby amended in their entirety to provide as follows:

“Applicable Revolving Credit Loan Margin” shall mean (a) 2.00%, with respect to Revolving Credit Loans that are Prime Rate Loans and (b) 3.75%, with respect to Revolving Credit Loans that are LIBOR Loans, each such margin in (a) and (b) hereinafter the “Prime Rate Margin”.

“Applicable Additional Term Loan Margin” shall mean (a) 2.00%, with respect to Additional Term Loans that are Prime Rate Loans and (b) 4.00%, with respect to Additional Term Loans that are LIBOR Loans, each such margin in (a) and (b) hereinafter the “LIBOR Margin.”

“Borrowing Base” shall mean as of any Borrowing Date an amount equal to the sum of (a) 80% of the value of the Co-Borrowers’ Eligible Accounts Receivable (other than the Stair Business Eligible Accounts Receivable), plus (b) the lesser of (i) 50% of the aggregate value of the Co-Borrowers’ Eligible Inventory (other than the Stair Business Eligible Inventory), and (ii)(x) $13,700,000, for the period from the Amendment No. 19 Effective Date through August 30, 2009 or (y) $13,500,000, for the period from August 31, 2009 and thereafter, plus (c) if applicable on such date of determination, the Stair Business Borrowing Base minus (d) for periods through August 31, 2009 only, the Contributed Collateral Shortfall, all as further described in the Borrowing Base Certificate; provided, however, such percentages and the foregoing inventory limitation may be revised from time to time solely by the Required Lenders in their Permitted Discretion (i) after review of each field audit of the Co-Borrowers’ receivables and inventory, upon 30 days’ prior written notice to the Co-Borrowers so long as no Default or Event of Default has occurred and is then continuing or (ii) immediately upon written notice if a Default or Event of Default has occurred and is then continuing.  The value of all Eligible Inventory shall be determined at the lower of cost or market value on a first in first out basis in accordance with Generally Accepted Accounting Principles applied on a consistent basis.”

“Consolidated” shall mean, as applied to any financial or accounting term, such term determined on a consolidated basis in accordance with GAAP for the Financial Parties.

“Consolidated Capital Base” shall mean on a Consolidated basis, the shareholders’ equity of the Financial Parties plus (a) Subordinated Debt less (b) all intangible assets, including without limitation, organization expenses, intellectual property, goodwill, loans or mortgages due from shareholders and/or employees and/or Affiliates, treasury stock (unless otherwise deducted in the computation of shareholders’ equity) or deferred charges less (c) the Net Investment in Coffman.

“Consolidated Current Maturities on Long Term Debt” shall mean, on any date of determination, the aggregate principal payments made during the prior twelve (12) month period with respect to all Indebtedness which is classified as long term debt on the Consolidated financial statements of the Financial Parties, as calculated in accordance with GAAP.

“Consolidated EBITDA” shall mean for the Financial Parties for any period, the Consolidated Net Income (or Consolidated net loss) of the Financial Parties for such period, plus (I) the sum, without duplication, of (a) gross interest expense (without giving effect to any netting for any interest income), (b) depreciation and amortization expenses or charges, (c) all income taxes to any government or governmental instrumentality, expensed on any Financial Party’s books (whether paid or accrued), (d) non-cash losses resulting from a write-down or write-off of goodwill or intangible assets in the context of an acquisition (net of the associated tax benefit), and (e) non-cash charges incurred in connection with accounting for (i) stock options and stock-based compensation under Financial Accounting Standards No. 123R and (ii) non-cash expenses under Financial Account Standards No. 141 minus (II) the sum of (a) all extraordinary gains, (b) all non-cash income or gain and (c) interest income, in each case determined on a Consolidated basis for the Financial Parties in accordance with GAAP.  All of the foregoing categories shall be calculated (without duplication) for the four fiscal quarters ending on or most recently ended prior to the date of calculation thereof.

“Consolidated Interest Expense” shall mean the Consolidated gross interest expense of the Financial Parties (without giving effect to any netting for any interest income), determined in accordance with GAAP and calculated (without duplication) for the four fiscal quarters ending on or most recently ended prior to the date of calculation thereof.

“Consolidated Net Income” shall mean, for any period, the net income of the Financial Parties on a Consolidated basis for such period determined in accordance with GAAP.

“Consolidated Net Loss” shall mean, for any period, a net loss of the Financial Parties on a Consolidated basis for such period determined in accordance with GAAP.

“Consolidated Net Worth” shall mean (a) total Consolidated assets of the Financial Parties less (b) the total Consolidated liabilities of the Financial Parties, in each case determined in accordance with GAAP.

“Consolidated Senior Debt” shall mean all Indebtedness of the Financial Parties for borrowed money other than (i) Indebtedness described in clause “(j)” of the definition of the term “Indebtedness,” (ii) Subordinated Debt and (iii) Indebtedness consisting of foreign currency exchange agreements as described in clause “(h)” of the definition of Indebtedness.

“Prime Rate”  shall mean the highest of (i) the Prime Rate; (ii) the Federal Funds Effective Rate from time to time plus 0.5%; and (iii) two hundred (200) basis points in excess of the floating rate of interest determined, on a daily basis, by the Administrative Agent in accordance with its customary procedures and utilizing such electronic or other quotation sources as it considers appropriate to be the prevailing rate per annum in effect each banking day at which deposits in United States dollars for a one month period, determined by the Administrative Agent in its sole discretion, are offered to the Administrative Agent by first class banks in the London Interbank Market shortly after 11:00 a.m. (London time) two banking days prior to the date such rate of interest shall be effective and applied to existing and future advances under Prime Rate Loans.

“Revolving Credit Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make Revolving Credit Loans to the Co-Borrowers and to acquire participations in Letters of Credit and Banker’s Acceptances in an aggregate amount in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on the signature page to Amendment No. 19 under the caption “Revolving Credit Commitment” and for the periods described therein, as such amounts may be adjusted in accordance with the terms of this Agreement.

“Security Documents” shall mean the Security Agreement, the Pledge Agreements, the Mortgages and the Assignments of Note.

“Subordination Agreements” shall mean the Hytech Subordination Agreement.

“Total Commitment” shall mean, at any time, the aggregate of the Commitments in effect at such time.

“Total Revolving Credit Commitment” shall mean, at any time, the aggregate of the Revolving Credit Commitments in effect at such time, which shall be

$20,700,000, as of the Amendment No. 19 Effective Date, and $19,400,000, as of August 31, 2009, as same may be otherwise adjusted from time to time.

Section 1.02.                           The following definitions are hereby added to Section 1.01 of the Credit Agreement in their appropriate alphabetical order:

“Amendment No. 19” shall mean Amendment No. 19 and Waiver to Credit Agreement, dated as of the Amendment No. 19 Effective Date, among the Co-Borrowers, the Lenders and the Administrative Agent.

“Amendment No. 19 Effective Date” shall mean June 10, 2009.

“Assignments of Notes” shall mean, collectively, the Assignments of Notes, each substantially in the form attached hereto as Exhibit O to be executed and delivered on the Amendment No. 19 Effective Date by Woodmark and Pacific with respect to the Coffman Notes, as each of the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Coffman” shall mean WM Coffman LLC, a Delaware limited liability company.

“Coffman Contribution Agreements” shall mean, collectively, (a) the Assignment and Assumption Agreement, dated as of June 8, 2009, between Woodmark and Coffman, pursuant to which Woodmark contributed the Woodmark Contributed Assets to Coffman and (b) the Assignment and Assumption Agreement, dated as of June 8, 2009, between Pacific and Coffman, pursuant to which Pacific contributed the Pacific Contributed Assets to Coffman.

“Coffman Documents” shall mean the Coffman Contribution Agreements, the Coffman Purchase Agreement and the other documents executed and delivered in connection with the Coffman Transaction.

“Coffman Notes” shall mean the Subordinated Promissory Notes delivered to each of Woodmark and Pacific pursuant to the Coffman Purchase Agreement, as further described in the Assignments of Note.

“Coffman Purchase Agreement” shall mean the Asset Purchase Agreement, dated on or about June 8, 2009, between Coffman Stairs LLC, a Delaware limited liability company, as Seller, and Coffman, as Purchaser.

“Coffman Transaction” shall mean the transactions contemplated under the Coffman Contribution Agreements and the Coffman Purchase Agreement.

“Contributed Collateral Shortfall Amount” shall mean the amount described as the “Contributed Collateral Shortfall Amount” in the closing statement delivered to the Lenders in accordance with Amendment No. 19 and dated as of the Amendment No. 19 Effective Date.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal fund brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal fund brokers of recognized standing selected by the Administrative Agent.

“Financial Parties” shall mean the Co-Borrowers and all of their respective Subsidiaries, other than Coffman.

“Fixed Charge Coverage Ratio” shall mean the ratio of (i) Consolidated EBITDA minus cash taxes paid to (ii) Consolidated Interest Expense plus Consolidated Current Maturities on Long Term Debt.

“HyTech PA” shall mean Hy-Tech Holdings, Inc., a Delaware corporation.

“HyTech Documents” shall mean the Junior Note, the Junior Security Agreement and the Junior Mortgage, as such terms are defined in the HyTech Subordination Agreement.

“HyTech Subordination Agreement” shall mean the Subordination Agreement to be hereinafter entered into among Hy-Tech, the Administrative Agent and HyTech PA, as amended, restated, supplemented or modified, from time to time.

“Net Investment in Coffman” shall mean the remainder of (a) the aggregate amount of the Coffman Notes minus (b) the amount that is shown as the “due to Coffman” on the Financial Parties’ financial statements, all as determined on the Amendment No. 19 Effective Date.

“Pacific Contributed Assets” shall mean those assets described on Schedule A hereto.

“PNC Loan Agreement” shall mean the Revolving Credit, Term Loan and Security Agreement, dated on or about June 8, 2009, between Coffman and PNC Bank, National Association.

“Stair Business Borrowing Base” shall mean, for periods through August 31, 2009 only, (a) 80% of the value of the Stair Business Eligible Accounts Receivable, plus (b) 50% of the aggregate value of the Stair Business Eligible Inventory.

“Stair Business Eligible Accounts Receivables” shall mean Eligible Accounts Receivables owing to Woodmark and/or Pacific in connection with the “Stair Business”, which was not contributed to Coffman, as further described in the Borrowing Base Certificate with respect to the Stair Business Borrowing Base.

“Stair Business Eligible Inventory” shall mean Eligible Inventory owned by Pacific in connection with the “Stair Business” which was not contributed to Coffman in connection with the Coffman Contribution Agreements, as further described in the Borrowing Base Certificate with respect to the Stair Business Borrowing Base.

“Woodmark Contributed Assets” shall mean those assets described on Schedule B hereto.

Section 1.03.                           The definition of the term “Affiliate” in Section 1.01 of the Credit Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything to the contrary herein, any references to the term “Affiliate” when used to reference Affiliates of the Co-Borrowers shall be deemed to include Coffman as an Affiliate of the Co-Borrowers, including without limitation under Section 7.15 hereof.”

Section 1.04.                           The definition of the term “Subsidiaries” in Section 1.01 of the Credit Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything to the contrary herein, all references in this Agreement to the term “Subsidiaries” when used to describe Subsidiaries of the Co-Borrowers (including with respect to the calculation of financial covenants set forth in Section 7.13 hereof) shall not be deemed to include Coffman, except with respect to the delivery of financial statements pursuant to Section 6.03(a) and 6.03(b) hereof.

Section 1.05.                           Article VI of the Credit Agreement is hereby amended to add a new Section 6.15 at the end thereof as follows:

SECTION 6.15.                 HyTech Documents.  The Co-Borrowers shall deliver to the Administrative Agent,  by no later than June 26, 2009, a counterpart of the HyTech Subordination Agreement, duly executed by Hy-Tech and HyTech PA, along with copies of the executed HyTech Documents. The Co-Borrower shall further deliver to the Administrative Agent, promptly following payment in full of the obligations described in the HyTech Documents, evidence, satisfactory to the Administrative Agent and its counsel, that the subordinate liens on the personal property and real property of Hy-Tech in favor of HyTech PA have been released.

Section 1.06.                           Section 7.01 of the Credit Agreement is hereby amended by deleting the period at the end of clause “(l)” thereof and adding the word “and” and by adding new clause “(m)” at the end thereof as follows:

“(m)   Liens on personal property and real property of Hy-Tech to be granted to HyTech PA pursuant to the HyTech Documents, provided that such Liens are only granted to secure obligations under the HyTech Documents and that all such Liens shall be terminated following payment in full of the Indebtedness described in the HyTech Documents.”

Section 1.07.                           Section 7.02 of the Credit Agreement is hereby amended by deleting the period at the end of clause “(i)” thereof and adding the word “and” and by adding new clause “(j)” at the end thereof as follows:

“(j)                               Indebtedness of Hy-Tech owing to HyTech PA under the HyTech Documents.

Section 1.08.                           Section 7.13(a) of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:

“Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio as of the last day of each fiscal quarter set forth below, to be less than the ratio set forth below opposite the applicable fiscal quarter:

Period	Ratio

December 31, 2009	1.05:1.00
March 31, 2010	1.20:1.00
June 30, 2010	1.15:1.00
September 30, 2010	1.10:1.00
December 31, 2010	1.10:1.00
March 31, 2011	1.15:1.00
June 30, 2011	1.15:1.00
September 30, 2011 and at the end of each fiscal quarter thereafter”	1.20:1.00

Section 1.09.                           The table in Section 7.13(b) of the Credit Agreement, Minimum Consolidated Capital Base, is hereby amended and restated in its entirety to provide as follows:

Period	Amount

June 30, 2009 through December 30, 2009	$23,000,000
December 31, 2009 through March 30, 2010	$22,700,000
March 31, 2010 through June 29, 2010	$22,300,000
June 30, 2010 through September 29, 2010	$23,200,000
September 30, 2010 through December 30, 2010	$23,600,000
December 31, 2010 through March 30, 2011	$23,800,000
March 31, 2011 through June 29, 2011	$24,100,000
June 30, 2011 through September 29, 2011	$25,000,000
September 30, 2011 through December 30, 2011	$25,600,000
December 31, 2011 and thereafter	$25,800,000

Section 1.10.                           Section 7.13(c) of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:

“Consolidated Senior Debt to Consolidated EBITDA.  Permit the ratio of Consolidated Senior Debt to Consolidated EBITDA Ratio as of the last day of each fiscal quarter set forth below, to be less than the ratio set forth below opposite the applicable fiscal quarter:

Period	Ratio

June 30, 2009	8.00:1.00
September 30, 2009	7.50:1.00
December 31, 2009	5.50:1.00
March 31, 2010	4.50:1.00
June 30, 2010	4.50:1.00
September 30, 2010	4.50:1.00
December 31, 2010	4.25:1.00
March 31, 2011	4.25:1.00
June 30, 2011	4.25:1.00
September 30, 2011	3.75:1.00
December 31, 2011 and at the end of each fiscal quarter thereafter”	3.50:1.00

Section 1.11.                           Section 7.13(d) of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:

“Consolidated Capital Expenditures.  Permit Consolidated Capital Expenditures to exceed (a) $2,000,000, for the fiscal year ending December 31, 2009 or (b) $1,250,000, for any fiscal year thereafter.”

Section 1.12                              Section 7.13(e) of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:

“No Consolidated Net Loss.  Incur for any four consecutive fiscal quarters of the Co-Borrowers a Consolidated Net Loss in excess of (a) ($700,000), for the fiscal quarter ending June 30, 2009, (b) ($450,000), for the fiscal quarter ending September 30, 2009, or (c) $0, at any time thereafter.  For purposes of this Section 7.13(e) Consolidated Net Loss shall be calculated exclusive of extraordinary gains, provided that for purposes of determining compliance with this covenant for the fiscal quarters ending June 30, 2009 and September 30, 2009, Consolidated Net Loss shall be calculated without giving effect to the one-time charge against earnings resulting from the write-down of goodwill and other intangible assets (net of the associated deferred tax benefit), which was incurred by the Co-Borrowers in the fiscal quarter ended December 31, 2008.”

Section 1.13.                           Article VII of the Credit Agreement is hereby amended to add a new Section 7.17, Section 7.18 and Section 7.19 at the end thereof as follows:

SECTION 7.17.                 Coffman Documents. No Co-Borrower shall amend, supplement or otherwise modify any of the terms of the Coffman Documents in a manner that would be materially adverse to the Administrative Agent of the Lenders, including with respect to the incurrence by Woodmark or Pacific of any additional liabilities or obligations thereunder or contribution of additional assets or grant of a security interest in their respective assets, without the prior written consent of the Required Lenders.

SECTION 7.18.                 PNC Loan Agreement.  No Co-Borrower shall cause or permit Coffman to amend, supplement or otherwise modify any of the terms of the PNC Loan Agreement or any documents or agreements now or hereinafter executed in connection therewith, in any manner which may result in any Co-Borrower guarantying the obligations of Coffman to PNC under such facility, granting a security interest to PNC in its assets or otherwise being liable or responsible for, whether contingent or otherwise, any obligations of Coffman, whether with regard to the payment of money or otherwise, under such facility.

SECTION 7.19.                 Dealings with Coffman.  Notwithstanding anything to the contrary herein, no Co-Borrower shall make any loans to or investments in Coffman, nor shall any Co-Borrower guaranty, or become liable or responsible for, in any way, the obligations of Coffman, whether with regard to the payment or money owing to PNC or any other party.

Section 1.14.                           Schedule III [Existing Indebtedness] to the Credit Agreement is hereby amended to add the following at the end thereof:

8.                    Obligations of Woodmark and Pacific arising under the Transitional Services Agreement, dated on or about June 8, 2009, among Woodmark, Pacific and Coffman.

9.                    Obligations of Woodmark owing to Property Reserve, Inc., or its agents pursuant to the Lease with respect to Woodmark’s Plano, Texas location, which lease was assigned to Coffman but without novation by such landlord.

10.              Obligations of Woodmark owing to Distribution Funding II, LLC or its agent pursuant to the Lease with respect to Woodmark’s Austell, Georgia location, which lease was assigned to Coffman but without novation by such landlord.

Section 1.15.                           Schedule IV [Existing Guarantees] to the Credit Agreement is hereby amended to add the following at the end thereof:

Woodmark International, L.P.

Guaranty obligations of Woodmark described in item 9 of Schedule III

Pacific Stair Products, Inc.

None

Section 1.16.                           Exhibit A and Exhibit H to the Credit Agreement are each hereby amended in their entirety and replaced with Exhibit A and Exhibit H, respectively, attached to this Amendment.  Schedule A and Schedule B attached hereto are hereby added as Schedule A and Schedule B to the Credit Agreement.  Exhibit O attached to this Amendment is hereby added as Exhibit O to the Credit Agreement.

ARTICLE II.

Waiver and Consent.

The Administrative Agent and the Lenders hereby (i) waive compliance with Sections 6.10, 7.04, Section 7.05, Section 7.06 and Section 7.12 of the Credit Agreement solely in order to permit P&F, Woodmark and Pacific to enter into and consummate the Coffman Transaction, including the formation of Coffman as a wholly-owned subsidiary of P&F and the contribution and transfer to Coffman by Woodmark, of the Woodmark Contributed Assets, and Pacific, of the Pacific Contributed Assets and (ii) consent to the consummation by Woodmark and Pacific of the Coffman Trnasaction, all subject to the terms and conditions of the Coffman Documents.

ARTICLE III.

Conditions of Effectiveness, Additional Covenants.

Section 3.1.                                 This Amendment and Waiver shall become effective as of the date hereof,

(a)                                  upon the receipt and satisfactory review by the Lenders of (i) the closing statement in the form attached hereto as Exhibit 1, duly executed by an Executive Officer, and such financial information supporting the statements made thereon that the Lenders may reasonably require and (ii) an amendment and waiver fee of $30,000 for the pro-rata distribution to the Lenders; and

(b)                                 upon receipt by the Administrative Agent of: (a)  this Amendment, duly executed by each Co-Borrower; (b) an amended and restated Revolving Credit Note, substantially in the form of Exhibit A attached hereto, duly executed by each Co-Borrower in favor of each Lender; (c) Assignments of Notes, duly executed by each of Woodmark and Pacific, each substantially in the form attached hereto as Exhibit O, along with the original Coffman Notes applicable to such Assignment of Notes, (d) an Officer’s Certificate, in form and substance satisfactory to the Administrative Agent, confirming that there have been no changes to each Co-Borrower’s governance documents, authorizing each Co-Borrower to execute and deliver this Amendment and Waiver, the amended and restated Revolving Credit Notes and the other documents to be delivered in connection herewith and therewith and (e) copies of the executed PNC Loan Agreement, the Coffman Contribution Agreements, the Coffman Purchase Agreement and such other documents and agreements that the Administrative Agent may reasonably request.

3.2.                              The Co-Borrower further agree to deliver to the Administrative Agent, as soon as possible, and in any event within seven (7) days of the Amendment No. 19 Effective Date, a schedule prepared by the Chief Financial Officer describing the net assets contributed by Woodmark and Pacific to Coffman pursuant to the Contribution Agreements and the cash and notes received by Woodmark and Pacific in connection therewith.

ARTICLE IV.

Representations and Warranties; Effect on Credit Agreement.

Section 4.1.                                 Each Co-Borrower hereby represents and warrants as follows:

a.                                       This Amendment and Waiver and the Credit Agreement, as amended hereby, constitute legal, valid and binding obligations of the Co-Borrowers and are enforceable against the Co-Borrowers in accordance with their respective terms.

b.                                      Upon the effectiveness of this Amendment and Waiver, the Co-Borrowers hereby reaffirm all covenants, representations and warranties made in the Credit Agreement to the extent that the same are not amended hereby and each Co-Borrower agrees that all such covenants, representations and warranties shall be deemed to have been remade as of the date hereof.

c.                                       No Default or Event of Default has occurred and is continuing or would exist after giving effect to this Amendment and Waiver.

d.                                      No Co-Borrower has any defense, counterclaim or offset with respect to the Credit Agreement.

e.                                       All corporate and limited partnership action of each Co-Borrower appropriate and necessary, including, if necessary, resolutions of the Board of Directors of each of P&F, Florida Pneumatic, Embassy, Green, Countrywide, Nationwide, Pacific, Continental, Hy-Tech and WILP and resolutions of the general partner of Woodmark, to authorize the execution, delivery and performance of this Amendment and Waiver, has been taken.

Section 4.2.                                 Effect on Credit Agreement and Loan Documents.

a.                                       Upon the effectiveness of this Amendment and Waiver, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to the Credit Agreement as amended hereby.

b.                                      Except as specifically amended herein, the Credit Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

c.                                       Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment and Waiver shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

d.                                      The other Loan Documents and all agreements, instruments and documents executed and delivered in connection with the Credit Agreement and any other Loan Documents shall each be deemed to be amended and supplemented hereby to the extent necessary, if any, to give effect to the provisions of this Amendment and Waiver.

ARTICLE V.

Miscellaneous.

Section 5.1.                                   This Amendment and Waiver shall be governed by and construed in accordance with the laws of the State of New York.

Section 5.2.                                   Section headings in this Amendment and Waiver are included herein for convenience of reference only and shall not constitute a part of this Amendment and Waiver for any other purpose.

Section 5.3.                                   This Amendment and Waiver may be executed in one or more counterparts, each of which shall constitute an original, and all of which, taken together, shall be deemed to constitute one and the same agreement.

[next page is signature page]

IN WITNESS WHEREOF, the Co-Borrowers, the Lenders and the Administrative Agent have caused this Amendment and Waiver to be duly executed by their duly authorized officers as of the day and year first above written.

P&F INDUSTRIES, INC.
FLORIDA PNEUMATIC MANUFACTURING CORPORATION
EMBASSY INDUSTRIES, INC. GREEN MANUFACTURING, INC.
COUNTRYWIDE HARDWARE, INC. NATIONWIDE INDUSTRIES, INC.
WOODMARK INTERNATIONAL, L.P.
	By:	Countrywide Hardware, Inc., its General
Partner
PACIFIC STAIR PRODUCTS, INC.
WILP HOLDINGS, INC.
CONTINENTAL TOOL GROUP, INC.
HY-TECH MACHINE, INC.

	By:	/s/ Joseph A. Molino, Jr.
Joseph A. Molino, Jr., the Vice President of each of the corporations named above

Revolving Credit Commitment:	CITIBANK, N.A., as a Lender and as Administrative
Agent
(a) For the period from the Amendment
No. 19 Effective Date through 8/30/09:
$13,455,000
(b) 8/31/09 and thereafter: $12,610,000	By:	/s/ Stephen Kelly
Stephen Kelly, Vice President

Revolving Credit Commitment:	HSBC BANK USA, NATIONAL ASSOCIATION, as
a Lender
(a) For the period from the Amendment
No. 19 Effective Date through 8/30/09:
$7,245,000
(b) 8/31/09 and thereafter: $6,790,000	By:	/s/ Gary Sarro
Gary Sarro, First Vice President